Exhibit 3.5

COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION
ARTICLES OF INCORPORATION OF A VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:

1.	The name of the corporation is

Newport News Energy Company.

2.	The number of shares authorized to be issued by the corporation is 100.

3.	A.	The name of the corporation’s initial registered agent is

C T Corporation System.

	B.	The initial registered agent is (mark appropriate box):

		(1)	an individual who is a resident of Virginia and

			☐	an initial director of the corporation.

			☐	a member of the Virginia State Bar.

OR

		(2)	☒	a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

4.	A.	The corporation’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is

		4701 Cox Road, Suite 301		Glen Allen	,	VA	23060-6802	.
		(number/street)		(city or town)			(zip)

	B.	The registered office is physically located in the ☒ county or ☐ city of Henrico.

5.	The initial directors are:

	NAME(S)	ADDRESS(ES)

	C. Michael Petters, Chairman	4101 Washington Avenue

Newport News, VA 23607

	Matthew J. Mulherin & Dan L. Arczynski	4101 Washington Avenue

Newport News, VA 23607

	Kathleen M. Salmas	1840 Century Park East

Los Angeles, CA 90067
6.	INCORPORATOR(S):
	/s/ Ann L. Pharr	Ann L. Pharr

	SIGNATURE(S)	PRINTED NAME(S)

Telephone number (optional): 757-688-6802